AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) made effective as of February 14, 2014 (the “Effective Date”) by and between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Company”), and JUSTIN HUTCHENS (the “Executive”).

This Agreement shall hereby replace in its entirety that certain Employment Agreement dated 25th day of February, 2009, as amended by Amendment No. 1, dated effective March 10, 2010 and Amendment No. 2 dated December 29, 2010 and Amendment No. 3 dated May 3, 2011 (the “Original Agreement”),

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.    Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company upon the terms and conditions provided in the Agreement.

2.    Position and Responsibilities. During the Period of Employment (defined below), the Executive agrees to serve as the President and Chief Executive Officer of the Company and to be responsible for making new investments and for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors of the Company.

3.    Terms and Duties.

A.    Period of Employment. The period of Executive’s employment under this Agreement will commence as of the date hereof and shall continue through the third anniversary the date hereof. Commencing on the first anniversary of this Agreement and each anniversary thereafter, the Period of Employment (as defined in the next sentence of the Agreement) shall automatically be extended for one (1) additional year unless, not later than ninety (90) days prior to such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect. The period of Executive’s employment with Company is referred to in this Agreement as the “Period of Employment.”

B.    Duties. During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. Executive shall perform faithfully the duties that may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors.

4.    Compensation and Benefits

A.    Compensation. For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1.    Base Salary. The Company shall pay the Executive an annual base salary (“Base Salary”) of Three Hundred Eighty Thousand Dollars ($380,000.00) per annum during the Executive’s first year of employment with the Company. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase (but not decrease) according to the policies and practices adopted by the Company from time to time. At a minimum, the Base Salary shall increase by three percent (3%) per year. In the event the Executive chooses to be remunerated under the alternative compensation plan as described in Section 4(A)(3) below, none of the provisions of this Section 4(A)(1) shall be applicable.

2.    Bonus. The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board or the compensation committee of the Board (the “Compensation Committee”) under any executive bonus or incentive plan in effect from time to time (the “Annual Incentive Award”). The Annual Incentive Award for the first year of the Original Agreement shall be equal to Three Hundred Eighty Thousand Dollars ($380,000) (100% of Base Salary). Any Annual Incentive Award payable hereunder will be paid by the Company on or before March 15th following the end of the year for which such Annual Incentive Award is being made. The Board or the Compensation Committee shall have the option of granting an Annual Incentive Award for the first year in different amounts, contingent upon performance of stipulated FFO and dividend goals of the Company established jointly by the Board and the Executive.

3.    Alternative Compensation. As an alternative to Sections 4.A.1 and 2 above, Executive may elect at any time (except as provided below) to be compensated pursuant to the Cash Performance Incentive Plan attached hereto as Appendix A. In the event the Executive shall elect to be compensated pursuant to the Cash Performance Incentive Plan, such election shall be in lieu of the compensation provided in Sections 4.A.1 and 2 above and will continue for the remainder of this Agreement. After making such an election, Executive cannot elect to again be compensated as provided in Sections 4.A.1 and 2 above. This Cash Performance Incentive Plan will be driven by the Company’s FFO and dividend growth. An election pursuant to this Section 4.A.3 shall be made in the form satisfactory to the Company and shall be effective for the first calendar year beginning after the date the election is received by the Company. Any payment made under the Cash Performance Incentive Plan Annual Incentive Award will be paid by the Company on or before March 15th following the end of the year for which such payment is being made.

B.    Stock Options.

1.    Annual Option Grant. Executive shall be entitled to receive a grant of an option to purchase 100,000 shares of common stock of the Company on February 25, 2014 and on each February 25 thereafter , provided Executive remains employed by the Company on each such date. Each such grant shall be made pursuant to the Company’s 2005 Incentive Stock Option Plan, as such plan may be amended, or a subsequent stock option plan as may be adopted by the Company (the “Plan”). The option exercise price will be equal to the Fair Market Value of the Company’s common stock on the date of grant and shall be fully vested as of the grant date. The terms of each such grant of stock options shall be set forth in a separate Stock Option Agreement between the Company and the Executive and shall be pursuant to the Plan.

2.    Payment in Lieu of Option Grant. Notwithstanding Section 4(B)(1) above, in the event Executive’s employment terminates due to a Without Cause Termination or due to Constructive Discharge within six months before or one year after a Change in Control of the Company, as hereinafter defined, Executive shall receive a payment, in the form hereinafter specified, of an amount equal to the Spread, as hereinafter defined, as of the date of such termination of employment (“Change in Control Payment”).

3.    Time, Form and Calculation of Payment. Subject to later payment of any earn-out or contingent amount under Section 4(B)(3)(vi), if the termination of employment occurs on or before a Change in Control, the Change in Control Payment shall be paid to Executive at the time the Change in Control occurs and if the termination of employment occurs after a Change in Control, the Spread shall be paid to Executive within ten (10) days after his termination of employment. Notwithstanding the foregoing, in all instances, the time of payment shall be made in accordance with Section 17(C), if applicable. The Change in Control Payment shall be made in the applicable form described in the following:

i) If the Company’s common stock remains outstanding following the Change in Control and the Company’s common shareholders prior to the Change in Control continue to own the same number and class of the Company’s shares after the Change in Control that they owned prior to the Change in Control, then the value per share in the Change in Control shall be equal to the Fair Market Value per share of the Company’s common stock on the trading day immediately preceding the closing of the Change in Control transaction. In this event, the Executive shall receive the Change in Control Payment in shares of the Company’s common stock with an aggregate Fair Market Value (determined by the preceding sentence) equal to the Spread.

ii) If the Company’s common shareholders receive cash for their shares of the Company’s common stock in the Change in Control, then the value per share in the Change in Control shall be equal to the amount of cash per share received by the Company’s shareholders in the Change in Control. In this event, Executive shall receive the Change in Control Payment in the form of a cash payment in an amount equal to the Spread.

iii) If the Company’s common stock is converted into stock in a different company or a different amount or class of the Company’s stock as a result of the Change in Control, then the value per share in the Change in Control shall equal the Fair Market Value per share of the Company’s common stock on the trading day immediately preceding the closing of the Change in Control transaction. Executive shall receive the Change in Control Payment in the amount and class of stock issued to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding shares were converted in the Change in Control.

iv) If the Company’s common shareholders receive assets in the Change in Control, then the value per share in the Change in Control shall equal the fair market value of the assets per share that the common shareholders receive, as determined in good faith by the Company’s Board of Directors. Executive shall receive the Change in Control Payment in the amount and type of assets issued to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control.

v) If the Company’s common shareholders receive a combination of cash, stock or assets in the Change in Control, then the value per share in the Change in Control shall equal the total fair market value of the consideration per share received by the common shareholders, each portion determined as provided in the applicable paragraph of this Section 4(B)(3). Executive shall receive the Change in Control Payment in the same amount and type of consideration paid to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in

Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control.

vi) If the Company’s shareholders are potentially entitled to an earn-out or other contingent payment to be determined and/or paid at a future date, then the value per share in the Change in Control shall equal the Fair Market Value per share that the common shareholders receive upon closing of the Change in Control as calculated pursuant to the applicable paragraph of this Section 4(B)(3). In this event, Executive shall receive the Change in Control Payment in the amount and type of consideration as paid to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control. As such, the Executive will also be entitled to any earn out or other contingent pay-out when and if paid to the Company’s shareholders as if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him.

4.    Definitions. Capitalized terms have the meaning set forth herein, or if not defined herein, shall the meaning ascribed in the Agreement or the Plan, as applicable. Otherwise, the following definitions shall apply for purposes of this Section 4(B):

i) The term “Spread” shall mean the value equal to 750,000 times the amount by which the value per share that the Company’s shareholders receive in the Change in Control at the closing of such Change in Control as calculated in accordance with the applicable method described in Section 4(B)(3) exceeds the per share Fair Market Value of the Company’s common stock on the trading day immediately prior to the public announcement of the Change in Control.

ii) The term “Change in Control” shall mean and shall be deemed to have occurred upon the first to occur of the following:

(a)The date that any one person, or more than one person acting as a group, acquires more than fifty percent (50%) of the outstanding voting power of the Company, provided, however, that the merger or consolidation of the Company with another entity as a result of which 50% or more of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation, shall not constitute a Change in Control.

(b)The date of the merger or consolidation of the Company with another entity as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation;

(c)The date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(d)The date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this paragraph (d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its shares in the Company, (x) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (y) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding shares of the Company, or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (y) of this paragraph.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent.

iii) The term “Fair Market Value,” with respect to the Company’s stock, except as otherwise specifically provided herein, shall have the meaning ascribed to it in the Company’s 2005 Incentive Stock Option Plan.

C.    Additional Benefits.

1.    Relocation Expenses. In connection with Executive’s initial relocation to Murfreesboro, Tennessee, Company shall reimburse Executive for his relocation expenses with a lump sum payment of One Hundred Fifty Thousand Dollars ($150,000).

2.    Sign-on Bonus. The Executive will be entitled to a sign-on bonus upon execution of the Original Agreement in the total amount of One Hundred Twenty Thousand Dollars ($120,000), which bonus shall be paid in three equal monthly installments of $40,000 each. The first installment shall be due and payable upon the effective date of the Original Agreement, the second installment thirty days following the effective date of the Original Agreement and the third installment sixty days following the effective date of the Original Agreement. In the event this Agreement is terminated prior to the date any installment under this Section 4(C)(2) is due, Executive shall not be entitled to any such payment that is not yet due. In addition, in the event Executive does not move to Murfreesboro, Tennessee and begin working for the Company as contemplated by this Agreement, Executive shall reimburse the Company for any portion of the sign-on bonus paid to Executive.

3.    Other Benefits. The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any senior members of the management team are eligible under any existing or future plan or program established by the Company for which the senior members of the management team are eligible. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. Such plans and programs will include group hospitalization, health, or other insurance for Executive and his immediate family. Such plans and programs may also include tax qualified pension (401(k)) plans, and sick leave plans. The Executive will be entitled to an annual four week paid vacation to be taken at times chosen by Executive.

5.    Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

6.    Death or Disability. In the event Executive’s employment is terminated as a result of death or disability of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death or disability, except for the Executive’s earned but unpaid Base Salary and Annual Incentive Award which will be paid on a prorated basis for that year. For purposes of this Agreement, disability shall mean the disability of Executive for longer than three (3) months which renders Executive unable to perform Executive’s duties under this Agreement with reasonable accommodation. The payment of earned but unpaid Base Salary due under this Section 6 will be made within thirty (30) days after Executive is terminated on account of death or disability and the payment of any earned but unpaid Annual Incentive Award will be made in accordance with Section 2 or 3, as applicable.

7.    Effect of Termination of Employment.

A.If the Executive’s employment terminates during the term of this Agreement due to a Without Cause Termination or due to a Constructive Discharge, as each is defined later in this Agreement, and if Executive signs a valid general release of all claims against the Company in a form provided by the Company, the Company will pay the Executive in a lump sum an amount equal to $380,000 upon such termination. In addition, earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid to the Executive in a lump sum at such time. Sections 8 through 10 shall survive expiration or termination of this Agreement. If the payment made to Executive pursuant to this Section 7.A is subject to section 409A of the Code, it shall be made in accordance with Section 17.B (the “Release”).

B.Upon the termination of employment for any reason other than as expressly provided in Section 7.A above, including termination after the election by either party not to extend this Agreement as provided in Section 3.A, Executive will receive Base Salary prorated through the effective date of such termination, and earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid in a lump sum at such time. Sections 8 through 10 shall survive expiration or termination of this Agreement. No other payments will be made or benefits provided by the Company. Any payment due pursuant to this Section 7.B shall be made within ninety (90) days after termination of employment.

C.    Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.

D.    For this Agreement, the following terms have the following meanings:

1.    “Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors acting in good faith by written notice to the Executive specifying the event relied upon for such termination which must be based on, (i) a willful refusal by Executive to follow a lawful order of the Board of Directors, subject, however, to Executive’s right to receive written notice of the order not followed by Executive and the opportunity to promptly follow the order; (ii) Executive’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates (as determined by the Board of Directors in its reasonable judgment); (iii) Executive’s conviction (including a guilty plea or a plea of no contest) of theft, embezzlement, fraud, misappropriation, illegal use or possession of drugs or alcohol, or of any crime that discredits Company or is detrimental to the reputation or goodwill of Company as determined in good faith by Company; (iv) Executive’s commission of any act of fraud or dishonesty by Executive, or commission of an immoral or unethical act that reflects negatively on Company as determined in good faith by Company; or (v) Executive’s material breach of his duties, responsibilities and obligations under this Agreement (except due to Executive’s incapacity as a result of physical or mental illness) that has not been corrected or remedied within 60 days after Executive’s receipt of written notice from the Board specifying such breach; provided, however, (A) such cure period may be extended if Executive is working diligently to cure such breach and reasonably needs an extension to effect such cure, and (B) no such cure period will be provided if, in the Board of Directors’ reasonable judgment, such breach cannot be sufficiently corrected or remedied so as to avoid any material detriment to the Company.

2.    “Without Cause Termination” means termination of the Executive's employment by the Company other than due to death, disability or Termination for Cause.

3.    “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a material breach of the Company’s duties, responsibilities and obligations under this Agreement. Executive shall communicate any purported termination by Executive for Constructive Discharge by a written Notice of Termination for Constructive Discharge to the Company as provided herein. For the purposes of this Agreement, a Notice of Termination for Constructive Discharge shall mean a notice by Executive within ninety (90) days after the initial existence of the material breach by the Company specifying the existence of a material breach by the Company hereunder. Upon receipt of that notice, the Company shall have a period of sixty (60) days to remedy the condition or conditions specified in the Notice of Termination for Constructive Discharge; provided, however, such cure period may be extended by the Company for up to sixty (60) days by notice to Executive prior to the end of the initial sixty (60) day period if the Company is working diligently to cure such breach and reasonably needs an extension to affect such cure. The Notice of Termination for Constructive Discharge must specify a date of termination of not more than sixty (60) days after the last day of the Company’s cure period (including any extension thereof). If the Company remedies the condition within the cure period (including any extension thereof), the Notice of Termination for Constructive Discharge shall become ineffective and the Company shall have no obligations under this Agreement as a result of it.

8.	Other Duties of The Executive During and After The Period of Employment

A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.    The Executive recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is a unique and valuable asset of the Company. Access to and knowledge of this information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not, during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any confidential information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

C.    During the Period of Employment and for a twelve (12) month period thereafter, (i) the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company and (ii) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination or Constructive Discharge: (i) the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (ii) the Executive, without express prior written approval from the Company, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

D.    The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 8 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 8 without being required to prove damages or furnish any bond or other security.

E.    If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

9.    Indemnification, Litigation. The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive.
10.    Withholding Taxes. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

11.    Effective Prior Agreements. This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

12.    Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other entity and this Agreement shall continue in full force and effect.

13.    Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

14.    Governing Law. This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state applicable to contracts between residents of that State and executed in and to be performed in that State, without regard to the conflicts of law principles thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Rutherford County, Tennessee, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

15.    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129 , or at such other address as may have been furnished to the Executive by the Company in writing; or (b) If to the Executive, at 1537 Avellino Circle, Murfreesboro, Tennessee37129, or such other address as may have been furnished to the Company by the Executive in writing.

16.    Binding Agreement. This Agreement shall be binding on the parties' successors, heirs and assigns.

17.    Section 409A Savings Clause.

A.Application of Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of Section 409A, and the rules set forth in this Section 17 shall apply with respect to any payments (but only such payments) that are subject to Section 409A notwithstanding any other provision of this Agreement.

B.Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the release described in Section 7.A shall be made, if at all, in accordance with this Section 17.B, and only if Executive has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Executive have expired prior to the end of the payment period. If Section 17.C is not applicable to the payment, such payment shall be made within ninety (90) days following the Termination Date; provided, however, that if the ninety (90) day period for payment specified in this Section begins in one taxable year of Executive and ends in a second taxable year of Executive, the payment will be made in the second taxable year. Further, provided, that if Section 17.C is applicable, the payment shall be made on the day following the expiration of six (6) months after the Termination Date. If the Company does not receive a properly executed Release, for which all rights of revocation have lapsed, prior to the ninetieth

(90th) day following the Termination Date, Executive shall forfeit all rights to any payments under Section 7.A of this Agreement.

C.Delayed Payments. (i) Notwithstanding any other payment schedule provided herein to the contrary, if, and only if, Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then the terms of this Section 17.C shall apply as required by Section 409A. Any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (y) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive or (z) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum by the Company, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)    To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii)    No amount subject to the delay described in this Section 17.C may be made before the later of (i) 18 months following the date of correction, or (ii) six months following the date of termination of employment.

D.    Separation from Service. For purposes of this Agreement, the phrase “termination of employment” or any similar term or phrase shall mean Executive’s “Separation from Service” as defined by the default provisions of Treas. Reg. § 1.409A-1(h).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NATIONAL HEALTH INVESTORS, INC.
a Maryland corporation

By:    /s/Robert T. Webb______________________
Title:     Chairman of Compensation Committee _____

EXECUTIVE:

_/s/ Justin Hutchens___________________________
Justin Hutchens

APPENDIX A
CASH PERFORMANCE INCENTIVE PLAN

Executive may elect to be compensated pursuant to this Cash Performance Incentive Plan instead of the compensation provisions contained in Section 4(A)(1) and (2) of the Employment Agreement to which this Appendix is attached; provided however, once Executive makes the election to be compensated pursuant to this Cash Performance Incentive Plan, his compensation will be made pursuant to this Plan for the remainder of the Employment Agreement

1.    Base Salary each year under this Incentive Performance Plan will be as follows:

2014         $400,000

2.    Operating FFO Performance Bonus
If at the end of each year in the table below during which the Executive is employed by the Company, the Company’s per share funds from operations (“FFO”) as defined below for the applicable fiscal year is equal to or above the amount provided in the table below, then the Executive will be entitled to the FFO Bonus as provided in the table below. The computation below is made after all bonuses and options have been expensed. In no event shall the Executive receive any FFO Bonus if the per share FFO does not meet or exceed the amount in the table below. “Funds from operations” shall mean the consolidated net income of the Company computed in accordance with generally accepted accounting principles, (1) plus depreciation, (2) less the amount of any gains derived from the sale of previously written-down assets, (3) plus the amount of any losses derived from the sale of previously written-down assets, (4) plus the amount of any losses from the sale of investment securities, and (5) less the amount of any gains from the sale of investment securities.

Year	Normalized AFFO AFFO Bonus

2014            5% Growth Over 2013 per share    $400,000

3.    Dividend Performance Bonus
If at the end of each fiscal year in the table below during which the Executive is employed by the Company, the Company’s per share recurring dividend (dividends excluding amounts from (2), (3), (4), and (5) in 2 above) for such year is equal to or above the amount provided in the table below, then the Executive will be entitled to the Dividend Bonus provided in the table below, which bonus amount may be increased by up to $350,000 by the Company Board based on the amount by which the per share recurring dividend exceeds the amount in the table. In no event shall the Executive receive any Dividend Bonus if the per share recurring dividend does not meet or exceed the amount in the table below. “Recurring dividend” shall mean any dividend declared and paid by the Company that is equal to up to 90% of the Company’s per share FFO for such year.
Recurring                Minimum

Year	Dividend Dividend Bonus

2014            5% Growth over 2013 per share    $400,000